EXHIBIT 21.1

MatrixOne Subsidiaries

Subsidiary Incorporation	Name and Location

Austria	MatrixOne GmbH C/O Bammer-Nussbaumer & Partner Wintschaftstreauhand, GmbH 4810 Gmunden AM Graben 9 Austria

Canada	MatrixOne Canada Corp. 22 Frederick Street Suite 800 Kitchener, Ontario N2H 6M6 Canada PH: 519-772-3310 FX: 519-772-3344

France	MatrixOne SARL Espace Technologique de Saint-Aubin Immeuble Apollo SAINT-AUBIN, 91195 GIF sur Yvette Cedex France PH: +33-1-69-33-1970 FX: +33-1-69-41-8293

Germany	MatrixOne GmbH Fraunhoferstrasse 7 D-85737 Ismaning Germany PH: +49-89-960948-0 FX: +49-89-960948-99

Italy	MatrixOne S.r.l. Via Grosio 10/10 20151 Milano Italy PH: +39-02-3343061 FX: +39-02-33430645

Japan	MatrixOne K.K. Sohgo Kohjimachi 3rd Building 1-6-5 Kohjimachi Chiyoda-ku Tokyo, Japan 102-0083 PH: +81-3-5210-0011 FX: +81-3-5210-0013

MatrixOne Subsidiaries (Continued)

Subsidiary Incorporation	Name and Location

Korea	MatrixOne CH C/O E One Accounting Corporation 9th Floor, Keonwoo Bldg 680-1, Yuksam-Dong, Kangnam-Gu, Seoul, Korea 135-080 PH: +82-2-531-7400 FX: +82-2-539-8603

The Netherlands	MatrixOne Netherlands B.V. Hettenheuvelweg 16 1101 BN Amsterdam Z.O. The Netherlands PH: +31-20-301-0930 FX: +31-20-301-0939

The Netherlands	MatrixOne Europe B.V. Hettenheuvelweg 16 1101 BN Amsterdam Z.O. The Netherlands PH: +31-20-301-0930 FX: +31-20-301-0939

Singapore	MatrixOne Asia Pte Ltd 8 Temasek Boulevard #38-03 Suntec Tower Three Singapore 038988 PH: +65-6835-9025 FX: +65-6836-2768

United Kingdom	MatrixOne Limited Oak House Harry Weston Road Binley Business Park Coventry CV3 2UB England PH: +44-24-7623-3180 FX: +44-24-7623-3199

Delaware (U.S.)	MatrixOne, International 210 Littleton Road Westford, MA 01886 PH: 978-589-4000 FX: 978-589-5700

Delaware (U.S.)	MatrixOne Securities Corporation 210 Littleton Road Westford, MA 01886 PH: 978-589-4000 FX: 978-589-5700